Exhibit 99.1

AFFIRMATIVE INSURANCE HOLDINGS ANNOUNCES SALE OF RETAIL AGENCY BUSINESS AND NEW DEBT FINANCING

ADDISON, Texas, September 16, 2013 (GLOBE NEWSWIRE) — Affirmative Insurance Holdings, Inc. (OTCQB:AFFM), a leading distributor and producer of non-standard personal automobile insurance policies, announced that it has entered into a definitive agreement to sell its retail agency distribution business to Confie Seguros, a leading California-based national insurance distribution company, for $100 million in cash with the potential to receive an additional $20 million of cash proceeds. Affirmative’s retail agency business consists of 195 retail locations in Louisiana, Alabama, Texas, Illinois, Indiana, Missouri, Kansas, South Carolina and Wisconsin and two premium finance companies. The retail agency business employs approximately 500 employees.

The initial $100 million of cash proceeds will include $20 million to be placed in an escrow account that will, dependent upon the risk-based capital status of Affirmative Insurance Company (AIC), be utilized to either infuse capital into AIC or pay down debt. The risk-based capital measurement will be made quarterly as of September 30, 2013 through June 30, 2014. The Company expects to pay down about $72 million of its current $119 million senior debt obligation with the net proceeds available after the $20 million is placed into escrow and transaction expenses.

In addition, the Company may receive up to an additional $20 million of proceeds that could be used to pay down debt or infuse capital into AIC. The additional proceeds are contingent on AIC meeting certain risk-based capital thresholds. The measurement begins as of June 30, 2014 and can be achieved quarterly through December 31, 2015. In the best case scenario, the Company would receive an additional $10 million of proceeds based on the risk-based capital measurement as of June 30, 2014 and an additional $10 million of proceeds based on the measurement as of September 30, 2014.

The Company has also entered into a commitment letter for a $31 million senior secured term loan facility with a maturity date of November 30, 2014, and a $16 million subordinated secured term loan facility with a maturity date of June 30, 2015. Fortress Credit Corp. will participate in both facilities, and JCF AFFM Debt Holdings L.P., an affiliate of J.C. Flowers & Co. LLC and New Affirmative LLC, the Company’s 51.0% majority shareholder, will participate in the subordinated secured term loan facility. The new financing is intended to completely replace the Company’s existing senior secured loan facility and is expected to close when the retail sale closes.

Mike McClure, Acting Chief Executive Officer, stated “Although the retail business has been a valuable part of Affirmative, this transaction will allow us to address our senior debt maturity issue as our senior debt was set to mature in January 2014. The transaction will also allow us to focus on our insurance production business, which has significantly improved from both a revenue and profitability perspective. Lastly, we will also be entering into a distribution agreement with Confie Seguros and are hopeful that this is the beginning of a long-term partnership with a great distribution company in the non-standard automobile insurance marketplace.”

Affirmative will continue to own and operate the retail business until the closing date of the sale. The sale of the retail business and new financing are expected to be completed within 30 days.

Contact:	Earl R. Fonville
Executive Vice President and Chief Financial Officer (972) 728-6458 earl.fonville@affirmativeinsurance.com

About Affirmative

Affirmative Insurance Holdings, Inc. is a distributor and producer of non-standard personal automobile insurance policies and related products and services for individual consumers in targeted geographic markets. Non-standard personal automobile insurance policies provide coverage to drivers who find it difficult to obtain insurance from standard automobile insurance companies due to their lack of prior insurance, age, driving record, limited financial resources or other factors. Non-standard personal automobile insurance policies generally require higher premiums than standard automobile insurance policies.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as “likely,” “typically,” “may,” “intends,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “potential,” , or “attempts” or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors, which could cause actual future results to differ materially from those results expressed or implied by such forward-looking statements.

Do not unduly rely on forward-looking statements. They give the Company’s expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and, except as required by law, the Company does not intend to update them to reflect changes that occur after that date. For a discussion of factors that may cause actual results to differ from expectations, refer to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012. Any factor described in this press release or in any document referred to in this press release could, by itself or together with one or more other factors, adversely affect the Company’s business, earnings and/or financial condition.